Exhibit (a)(1)(i)

ACP Funds Trust
1235 Westlakes Drive, Suite 130
Berwyn, PA  19312
(610) 993-9999 x1000

ACP Funds Trust Offer to Purchase for Cash
Up to 15% of the Shares of each of the ACP Advantage Strategic Opportunities Fund, and ACP Institutional Strategic Opportunities Fund
at Net Asset Value

All requests to have Shares repurchased must be RECEIVED by Pinnacle Fund Administration in proper form no later than
12:00 midnight Eastern Standard Time on November 1, 2008,
unless the Offer to Purchase is extended

October 1, 2008

Dear Shareholder:

This notice is to inform you about the offer by ACP Funds Trust (the “Trust”) to repurchase up to 15% of the outstanding shares (the “Shares”) of beneficial interest of each of ACP Advantage Strategic Opportunities Fund and ACP Institutional Strategic Opportunities Fund (each, a “Fund”; together, the “Funds”) pursuant to tenders by shareholders in the Funds (each, a “Shareholder”; together, the “Shareholders”).  Each of the Funds is a series of the Trust.  If you desire to tender all or a portion of your Shares in a Fund, you must do so by 12:00 midnight Eastern Standard Time on November 1, 2008, unless extended (the “Expiration Date”), upon the terms and conditions contained in the Offer to Purchase and Letter of Transmittal, which as amended or supplemented from time to time constitute the repurchase offer (the “Repurchase Offer”).

The Repurchase Offer is intended to provide Shareholders with a source of liquidity for their Shares, as Shares are not redeemable daily for cash, nor are they traded on a stock exchange.  Shareholders can offer all or a portion of their Shares for repurchase only during one of the Funds’ repurchase offers.  IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR SHARES AT THIS TIME, YOU DO NOT HAVE TO DO ANYTHING AND CAN DISREGARD THIS NOTICE.  We will contact you prior to the next repurchase offer.

The repurchase price (“Repurchase Price”) is an amount equal to the net asset value of the Shares of a Fund as of the close of the regular trading session of the New York Stock Exchange on December 31, 2008 (the “Net Asset Value Determination Date”).  A Shareholder may expect to receive the Repurchase Price in cash, without interest. Shareholders should realize that the value of the Shares tendered in this Repurchase Offer likely will change between November 1, 2008 and December 31, 2008 (the date when the value of the Shares tendered for repurchase will be determined). Shareholders tendering their Shares should also note that they will remain Shareholders in their applicable Fund, with respect to their Shares tendered and accepted for purchase by the Funds, through December 31, 2008. Any tendering Shareholders who wish to obtain the estimated net asset value of their Shares should contact Ascendant Capital Partners, LP (the “Investment Manager”),  at the number provided below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., Eastern Standard Time.

If you wish to sell all or a portion of your Shares during this tender period, you can do so in one of the following ways:

1.
If your Shares are held in your own name (please refer to your account statement), you can complete the attached Letter of Transmittal and return it to the Funds’ Administrator, Pinnacle Fund Administration, LLC, together with any required signature guarantees and any other documents required by the Letter of Transmittal, by the Expiration Date (12:00 midnight Eastern Standard Time on November 1, 2008, unless extended).

2.
If your Shares are held for you by a financial intermediary such as a broker, dealer, commercial bank, trust company, retirement plan trustee, or other nominee (collectively, “Financial Intermediary”), you should contact your Financial Intermediary to tender such Shares.  The Financial Intermediary may charge a transaction fee for processing your repurchase request.

The Trust’s Board of Trustees (the “Board of Trustees”) unanimously approved the Repurchase Offer.  However, neither the Trust, the Investment Manager, nor the Board of Trustees makes any recommendation to any Shareholder as to whether to participate in the Repurchase Offer.  Shareholders are urged to evaluate carefully all information in the Offer to Purchase and Letter of Transmittal, consult their own financial and tax advisors and make their own decision whether or not to tender Shares for redemption.  If you have any questions, contact your financial advisor or you may call Ascendant Capital Partners, LP at (610) 993-9999 x1000.

Sincerely,

ACP Funds Trust